ADVANCED PRODUCTS GROUP, INC
                              COMPUTATION OF EARNINGS PER SHARE
                              PRIMARY AND FULLY DILUTED
                              Three Monts Ended
                              September 30, 1999

Net Income                                     (45,457)

Shares used in computation:

Weighted average number of common
shares outstanding                            3,184,062

Common stock equivalents from assumed
issuances using the treasury stock method

Stock options and warrants                      N/A

Primary and fully diluted shares              3,184,062

Primary and fully diluted earnings per share   $ (0.01)